EXHIBIT A

JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)

MVELAPHANDA RESOURCES LIMITED and MVELAPHANDA GOLD (PROPRIETARY) LIMITED (the “Reporting Persons”), hereby agree that, unless differentiated, this Schedule 13G is filed on behalf of each of the parties.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: February 14, 2011

MVELAPHANDA RESOURCES LIMITED

By:	/s/ B. VAN ROOYEN
Name: Bernard van Rooyen
Title: Deputy Chairman

MVELAPHANDA GOLD (PROPRIETARY) LIMITED

By:	/s/ B. VAN ROOYEN
Name: Bernard van Rooyen
Title: Deputy Chairman